Exhibit (a)(11)

HARDINGE COMMENTS ON ROMI’S TENDER OFFER EXTENSION

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Elmira, NY – May 27, 2010 -- Hardinge Inc. (NASDAQ: HDNG) today issued the following statement regarding Indústrias Romi S.A.’s (Bovespa: ROMI3) (“Romi”) tender offer for all of the outstanding shares of Hardinge:

“It is unfortunate that Romi has decided to continue to pursue its opportunistic hostile bid for Hardinge even in the face of a clear indication from Hardinge’s shareholders that they agree with our Board, which unanimously determined that Romi’s ‘best and final’ offer is highly inadequate and not in the best interests of the company and its shareholders.  We note that Romi received barely more than half of the number of tenders needed to meet its own minimum condition, and tenders into a highly conditional tender offer are not particularly meaningful.  We have always been clear with Romi on our views on Hardinge’s valuation and its prospects as the economy improves.  In our view their ‘best and final’ $10.00 offer does not reflect full and fair value for Hardinge, and Romi has given us no indication that they are willing to get to the kind of values that we believe would be appropriate. Hardinge’s Board remains committed to acting in the best interests of Hardinge shareholders, but Romi does not appear serious about a transaction that does anything but secure upside for itself that rightly belongs to Hardinge shareholders.  Therefore, our Board and management will remain focused on executing our plan to generate significant long-term shareholder value by leveraging Hardinge’s streamlined operating structure, industry leading position, global market presence, and future growth prospects.”

Jefferies & Company, Inc. is acting as financial advisor to Hardinge and Wachtell, Lipton, Rosen & Katz is providing legal advice.  Questions and requests for assistance regarding the tender offer may be directed to Hardinge’s Information Agent, Okapi Partners LLC, toll-free at (877) 279-2311.

About Hardinge Inc.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™ and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 70% of the 2009 sales outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The Company has manufacturing operations in the United States, Switzerland, Taiwan, and China. Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Hardinge’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements due to a variety of factors, including those described in Hardinge’s SEC reports, including its March 15, 2010 Form 10-K and May 7, 2010 Form 10-Q. Except as required by law, Hardinge undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Hardinge notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. Hardinge is not waiving any other defenses that may be available under applicable law.

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Investor Contacts

Hardinge Inc.

Ed Gaio, VP & Chief Financial Officer

607-378-4207

Okapi Partners

Bruce H. Goldfarb / Patrick McHugh

212-297-0720 or (877) 279-2311

Media Contacts

Sard Verbinnen & Co

Denise DesChenes / Nat Garnick

212-687-8080